Exhibits 5.1 and 23.3

Consent of Legal Counsel

The Law Firm of Davis & Associates, acting as special outside legal counsel for KonaRed Corporation,  hereby consents to the  filing of our legal opinion rendered to the Registrant  under date of May 21, 2014,  as an Exhibit to this Registration Statement  filed on Form S-8 with the Securities and Exchange Commission.

/s/ Donald G. Davis, Esq.
The Law Firm of Davis & Associates
Los Angeles, California

Date: May 21, 2014